Exhibit 10.1

AGREEMENT OF SUBLEASE

AGREEMENT OF SUBLEASE (this “Sublease”) made this 21st day of April 2006 by and between Saflink Corporation (the parent corporation to Litronic Inc., formerly known as SSP Solutions Inc.), a Delaware corporation, which has its principal office and place of business at 777 108th Avenue NE, Bellevue, Washington 98004 (referred to herein as “Sublessor” or “Tenant” as the case may be), and Concept Solutions, a Limited Liability Company (the “Sublessee”).

WITNESSETH

WHEREAS, Executive II Limited Partnership is now the “Landlord” and hereinafter referred to as “Master Landlord” and SSP Solutions Inc. (Sublessor or Tenant) is now the Tenant under a certain lease attached as Exhibit A, dated January 15, 2004 (the “Master Lease”); and

WHEREAS, Sublessee desires to occupy the space covered by the Master Lease, as well as be responsible for all obligations the Tenant is responsible for in the Master Lease.

WHEREAS, in the Master Lease where Tenant is referred to, Sublessee will now be referred to; and where Landlord is referred to, Sublessor will now be referred to, unless the Master Lease requires approval from the Master Landlord, then Sublessor will seek the Master Landlord’s approval.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree to the terms and conditions of the Master Lease as well as the additional terms and conditions as follows:

Section 1.	Subleased Premises

Sublessor hereby sublets to Sublessee the premises as defined in Article I of the Master Lease (the “Subleased Premises”) shown on Exhibit B attached hereto and made a part hereof, and consisting of 5,130 total rentable square feet on the 5th floor, located at 11490 Commerce Park Drive, Reston, Virginia, 20191 (“Building”).

Section 2.	Term of Sublease

The term of this Sublease (“Sublease Term”) shall commence on April 24, 2006 (the “Sublease Commencement Date”), and shall end March 31, 2009 (the “Sublease Expiration Date”) or such earlier date upon which the Sublease Term shall expire or be canceled or terminated pursuant to any of the conditions or covenants of this Sublease or Master Lease or pursuant to law. The Sublease Commencement Date shown above assumes Master Landlord’s consent to the sublease. It is understood that should Master Landlord’s approval of the sublease not be obtained by April 24, 2006, the Sublease Commencement Date shall be adjusted accordingly in addition to any other remedies the Parties may have under Section 9, Consent of Master Landlord Under Master Lease and Sublessor Sublease.

Section 3.	Base Rent

Starting on the Sublease Commencement Date, Sublessee covenants and agrees to pay to Sublessor, in currency which at the time of payment is legal tender for public and private debts in the United States of America, as fixed base rent (“Base Rent”) during the Sublease Term, the sum of three hundred seventy-one thousand nine hundred sixty-three dollars ($371,963.00) (calculated at the rate of $23 per rentable square foot (“PSF”)) payable in equal monthly installments, subject to any rent escalation adjustment as hereinafter provided. Payments are as follows:

Year 1 Rent (Base rent)	$117,990.00	Monthly $	9,832.50
Year 2 Rent	$123,889.50
Year 3 Rent	$130,083.97
Total Maximum Rent Payable	$371,963.00

Each monthly rent payment following the first payment shall be due and payable not later than three (3) business days prior to the first (1st) day of each month during the Sublease Term. The first month’s rent shall be paid upon execution of this Sublease.

Section 4.	Base Rent Adjustment

Beginning on the first anniversary of the Sublease Commencement Date and annually thereafter throughout the Sublease Term hereof, the Base Rent shall be increased by five percent (5%) of the previous year’s Base Rent. It is understood and expressly agreed to that no additional rent or other costs as specified in Article V of the Master Lease or elsewhere shall be payable by the Sublessee to the Sublessor or the Landlord as may be applicable during the entire term of this sublease.

Section 5.	The Master Lease

(a) Sublessee acknowledges that it has reviewed and is familiar with all of the terms, covenants, and conditions of the Master Lease, and other related documentation, a copy of each of which is attached hereto as Exhibit A and made a part hereof. The Sublessee shall perform, observe, and comply with all of the terms, covenants, and conditions of the Master Lease to the full extent that the Tenant must perform, observe, and comply with under the Master Lease except as otherwise expressly provided herein Sublessee hereby makes all waivers and grants all rights for the benefit of Sublessor, as are made or granted by Sublessor as Tenant under the Master Lease provided such waivers or grant of rights do not contradict the rights secured by the Sublessee under this sublease.

The parties hereby confirm that it is not practical in this Sublease agreement to enumerate all of the rights and obligations of the various parties under the Master Lease and specifically to allocate those rights and obligations in this Sublease agreement. It is the intent of the Parties to afford to Subtenant the benefits and obligations of this Sublease and of those provisions of the

Master Lease which by their nature are intended to benefit and obligate the party in possession of the Premises. It is understood however that the following provisions of the Master lease and any other rights secured or outlined elsewhere in this document are not subordinate and therefore not controlling: (1) Sublessor shall not have the right to exercise Article III, Paragraph 3.5 of the Master Lease unless Sublessee has breached the Sublease or Master Lease; (2) Article III, Paragraph 3.3 of the Master Lease Agreement is not applicable to the Sublease and (3) Article V, Increases in Real Estate Taxes and Operating Costs, of the Master Lease are also not applicable.

(b) This Sublease is expressly made subject to all of the terms, covenants, and conditions of the Master Lease, and other related documents, except as otherwise expressly provided herein. Subject to the Consent to Sublease and Recognition Agreement annexed hereto as Exhibit C, this Sublease shall terminate upon the expiration or termination of the Master Lease or be canceled or terminated pursuant to any of the conditions or covenants of this Sublease or Master Lease or pursuant to law, whereupon all covenants and agreements made by Sublessor herein shall cease without prejudice to the right of Sublessor to recover all Rental accrued to the latter of termination or recovery of the Subleased Premises.

(c) For the purposes of this Sublease, Sublessee agrees to provide sufficient notice to the Sublessor (a minimum of three (3) additional business days) to allow Sublessor to provide notice to the Master Landlord pursuant to the terms and conditions in the Master Lease.

Section 6.	Security Deposit

(a) Upon execution of this Sublease, Sublessee shall deposit with Sublessor the sum of $29,497.50 (three (3) months of Base Rent) as security for the prompt, full, and faithful performance by Sublessee of each and every provision of this Sublease and of all obligations of Sublessee in the Master Lease and hereunder. Said security deposit may be commingled with other funds of Sublessor and no interest or income from said security deposit shall be due Sublessee. In the event of default, Sublessor may use, apply, or retain all or any part of the Security Deposit for payment of any (i) Base Rent or additional Rental; (ii) any sum expended by Sublessor on Sublessee’s behalf in accordance with the provisions of this Sublease or Master Lease; (iii) any sum which Sublessor may expend or be required to expend by reason of Sublessee’s default, including damages or indemnify or hold harmless Sublessor as required under this Sublease. The use, application, or retention of the Security Deposit, or any portion hereof, by Sublessor shall not prevent Sublessor from exercising any other right or remedy provided by this Agreement of Sublease or Master Lease, or by law; and, shall not operate as a limitation on any recovery used, applied, or retained by Sublessor for a purpose set forth above, Sublessee agrees that within five (5) days after a written demand therefor is made by Sublessor he will deposit with the Sublessor an amount sufficient to restore the Security Deposit to its original amount. Notwithstanding the foregoing, Sublessor agrees to provide notice of any potential default to Sublessee and allow the Sublessee an opportunity to cure the potential default within a period of five (5) calendar days from the date of notification.

(b) After the initial twelve (12) months of the Sublease Term, if Sublessee shall fully and faithfully comply with all of the provisions of this Sublease and no default occurs, the Sublessor will return one (1) month of the three (3) months of Base Rent in the amount of

$9,832.50. The remaining Security Deposit shall be returned to Sublessee after the expiration of the Sublease Term so long as Sublessee fully and faithfully complies to the terms of the Master Lease and Sublease. Sublessee shall notify Sublessor in writing of Sublessee’s request for the return of the Security Deposit or balance thereof. Upon receipt of said written request, Sublessor shall refund the Security Deposit or balance thereof to Sublessee within thirty (30) days from the written request. Upon return of the Security Deposit or balance thereof to the Sublessor, the Sublessee shall be completely relieved of liability under this Section.

Section 7.	Insurance

Sublessee, at it sole expense, shall insure the Subleased Premises against all risks and in such amounts as Sublessor, and/or Master Landlord shall reasonably require with carriers reasonably acceptable to Sublessor, and/or Master Landlord, shall maintain a loss payable endorsement in favor of Sublessor, and Master Landlord affording to Sublessor, and/or Master Landlord such additional protection as Sublessor, and/or Master Landlord reasonably requires, and shall maintain liability insurance satisfactory to Sublessor, and/or Master Landlord. Such policies shall afford protection to the limits as specified in Article XIII of the Master Lease. All such insurance policies must name each of Sublessor and Master Landlord as additional insureds and loss payees as their interest appear, and must provide that such insurance policies may not be canceled or altered without at least thirty (30) days prior written notice to Sublessor. This Sublease is not effective unless and until Sublessee delivers copies of certificates satisfactory in form and substance of all such insurance to Sublessor.

Section 8.	Indemnity

In addition to all other indemnities hereunder, Sublessee agrees to indemnify and hold harmless each of Sublessor and Master Landlord from and against any and all claims, losses, actions, damages, liabilities, and including reasonable attorney’s fees that (i) arise from or are in connection with Sublessee’s possession, use, occupancy, management, repair, maintenance, or control of the Subleased Premises, or any portion thereof, or (ii) arise from or are in connection with any willful or negligent act or omission of Sublessee or Sublessee’s agents, employees, or subtenants, or (iii) result from any default, breach, violation, or nonperformance of the Sublessee, or (iv) arise from injury or death to persons or damage to property sustained on or about the Subleased premises. Sublessee shall, at its own cost and expense, defend any and all actions, suits and proceedings which may be brought against Sublessor and/or Master Landlord with respect to the foregoing or in which Sublessor and/or Master Landlord may be impleaded. Sublessee shall pay, satisfy, and discharge any and all money judgments, which may be recovered against Sublessor, and/or Master Landlord in connection with the foregoing provided however that the aforementioned money judgments were not the result of Sublessor’s or Master Landlord’s negligence or breach of Sublessor’s or Master Landlord’s duties under the lease and/or any applicable law as defined by Article XV, Liability of the Landlord, of the Master Lease. Sublessee’s obligations hereunder shall survive the expiration of this Sublease with respect to acts or events occurring or alleged to have occurred prior to the end of the Sublease Term.

The Sublessor agrees to defend, indemnify and hold the Sublessee harmless from and against any and all claims, demands, actions, suits, proceedings, judgments, losses, costs and expenses (including the payment of reasonable attorneys fees) arising from or relating to the nonpayment or nonperformance by the Sublessor of any term, condition, covenant, stipulation, action or agreement required under the Master Lease agreement, provided however that the aforementioned money judgments were not the result of Sublessee’s negligence or breach under this Sublease, Master Lease, or any applicable law.

Section 9.	Consent of Master Landlord Under Master Lease and Sublessor Sublease

Sublessee hereby acknowledges and agrees that this Sublease is subject to and conditioned upon Sublessor obtaining the written Consent to Sublease and Recognition Agreement annexed hereto as Exhibit C (“Consent”) of Master Landlord as provided in the Master Lease. Promptly following the execution and delivery hereof, Sublessor shall submit this Sublease and this Consent to Master Landlord. Sublessee hereby agrees that it shall cooperate in good faith with Sublessor and shall comply with any reasonable requests made of Sublessee by Master Landlord in the procurement of the Consent. In no event shall Sublessor be obligated to make any payment to Master Landlord in order to obtain the Consent or the consent to any provision hereof, other than as expressly set forth in this Sublease. In the event that Master Landlord shall not have executed and delivered the Consent within thirty (30) business days after the date of the full execution hereof, either party shall have the right to cancel this Sublease by five (5) business days prior written notice given to the other at any time thereafter prior to the execution and delivery of the Consent, and with the expiration of such notice period (except if such Consent is obtained prior thereto) this Sublease shall be deemed canceled and of no further force or effect, and neither party shall have any liability or obligation to the other in respect thereof.

Section 10.	Notices

Any notice or demand required or permitted to be given by the provisions hereof or in the Master Lease it must be in writing addressed to such party at such address below and must be in conformity with the Master Lease.

IF to Sublessor:	Attn: Jon Engman, CFO
Saflink Corporation
777 108th Avenue NE, Ste. 2100
Bellevue, WA 98004

IF to Sublessee:	Attn: John Krahulec
11490 Commerce Park Drive, 5th Floor
Reston, Virginia 20191

Section 11.	Brokerage

Sublessor shall pay brokerage fees to The Staubach Company, NE Inc. and Scheer Partners, Inc. under separate agreement(s). There are no other brokerage fees due any payable under this agreement.

Section 12.	Furniture and Equipment

The Sublessor hereby grants, assigns or otherwise conveys the Sublessee any and all rights under the Master Lease as specified under Article II, Premises, Paragraph 2.3 regarding the furniture shown in Exhibit B of the Master Lease and as Exhibit B of the sublease. In accordance Article XIX, paragraph 19.7, Sublessor represents that the furniture and equipment (F&E) is not subject to any security interest, pledge or other security interest as may be required by the Master Lease.

Between the date hereof and Sublease Commencement Date, Sublessor shall not sell, assign, transfer, pledge, convey or dispose of any of the F&E and shall maintain the same in its condition as of the date of this Sublease.

Section 13.	Entire Agreement

Sublessor and Sublessee acknowledge that there are no agreements or understandings, written or oral, between Sublessor and Sublessee with respect to the Subleased premises, other than as set forth in this Sublease and the Exhibits hereto, including the Master Lease, incorporated herein by reference, and that this Sublease and the Exhibits hereto may not be altered, modified, terminated or discharged except by a writing signed by the party against whom such alteration, modification or discharge is sought. This Sublease is offered to Sublessee for signature with the express understanding and agreement that this Sublease shall not be binding upon Sublessor unless and until Master Landlord shall have executed and delivered a fully executed copy of the Consent to Sublessor and Sublessee.

IN WITNESS WHEREOF, Sublessor and Sublessee have caused this Sublease to be executed by their duly authorized representatives all as of the day and year first above written.

SUBLESSOR:

WITNESS:	SAFLINK CORPORATION

By:
Title:

SUBLESSEE:

WITNESS:	CONCEPT SOLUTIONS

By:
Title:

EXHIBIT A

MASTER LEASE

EXHIBIT B

DESCRIPTION OF SUBLEASED PREMISES

EXHIBIT C

CONSENT TO SUBLEASE AND RECOGNITION AGREEMENT